Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

February 13, 2017

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street
Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 19,047,619 shares of Class A common stock (the “Shares”), par value $0.01 per share, of the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Third Amended and Restated Certificate of Incorporation of the Company (including all amendments thereto); (ii) the Third Amended and Restated Bylaws of the Company; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-215233) (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); (iv) the prospectus, dated December 21, 2016, contained within the Registration Statement; (v) the preliminary prospectus supplement related to the Shares, dated February 7, 2017; (vi) the prospectus supplement related to the Shares, dated February 7, 2017; (vii) the Underwriting Agreement related to the Shares, dated February 7, 2017, between the Company and Citigroup Global Markets, Inc. and Merrill Lynch, Pierce, Fenner and Smith Incorporated, as representatives of the several underwriters named in Schedule II thereto; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP